Exhibit 99.1

CO2 Energy Transition Corp. (Nasdaq: NOEM) Signs Letter of Intent with Texas-Based Energy Company to Advance Domestic Lithium Recovery and Strontium Ferrite Production for Defense Applications

Houston, TX, July 17, 2026 (GLOBE NEWSWIRE) -- CO2 Energy Transition Corp. (Nasdaq: NOEM) today announced the signing of a non-binding Letter of Intent with a Texas-based operating oil and gas company with a track record of unconventional natural resource development in the United States. The target plans to recover lithium and strontium from subsurface brines produced from its own leased wells to support domestic critical mineral production and energy independence.

This initiative leverages the target company’s existing natural gas assets and oilfield infrastructure to create a three-prong revenue model — combining natural gas production with lithium and strontium recovery. This approach is designed to deliver increased revenue per barrel and provide downside protection against lithium price volatility.

“The energy transition creates a powerful opportunity to repurpose oilfield infrastructure for critical mineral recovery,” said Chuck Fox, Chairman of CO2 Energy Transition Corp. “This partnership aligns with our mission to build sustainable energy solutions and strengthen America’s supply chain security, particularly in defense applications.”

The target company plans to utilize proven extraction technologies in its processing plants in the near term while advancing longer-term process improvements. A core element of the long-term vision is producing low-cost strontium ferrite magnet materials domestically — enabling a “wellbore to weapons” advantage over traditional “mine to magnets” supply chains. This is particularly relevant for high-volume, low-cost applications such as one-way drones, which are increasingly treated as expendable munitions in modern defense strategies.

Strontium ferrite magnets represent a strategic pathway around rare earth dependency — fit-for-mission performance from domestic brine at a fraction of the cost. Lithium remains on the USGS critical minerals list, while substantial U.S. government investments — including DPA Title III awards and stockpile funding — underscore the strategic importance of domestic strontium production.

The parties intend to negotiate and enter into definitive agreements for the proposed business combination in good faith as soon as practicable, but in no event later than September 16, 2026, unless mutually extended. The transaction remains subject to the execution of definitive agreements, completion of due diligence, receipt of all necessary approvals, and other customary closing conditions.

Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that could cause such differences include, but are not limited to, the ability to negotiate and execute definitive agreements, results of due diligence, regulatory approvals, market conditions, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements.

About CO2 Energy Transition Corp. CO2 Energy Transition Corp. (Nasdaq: NOEM) is a blank check company, commonly referred to as a special purpose acquisition company or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue a business combination target in any industry or geographic region, it is focused on opportunities in the energy transition sector, including critical minerals, sustainable power generation, and related infrastructure.

Contact Information:

CO2 Energy Transition Corp.

Charles Fox

Chairman

chuckf@co2et.com

281-402-1888